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                                                                     Exhibit 2.2


                            STOCK PURCHASE AGREEMENT

         This Agreement ("Agreement") is entered into effective August 1, 1997, by and among Simonds Holding Company, Inc., a Delaware corporation ("Buyer"), Armstrong Manufacturing Company, an Oregon corporation ("Company") and Fredric
B. Andrianoff, a resident of Portland, Oregon ("Seller").

         WHEREAS, the Company presently has authorized five thousand (5,000) common shares of stock, ten dollars ($10.00) par value (the "Common Shares"), and one hundred fifty (150) preferred shares of stock, one hundred dollars ($100.00) par value (the "Preferred Shares");

         WHEREAS, the Company presently has issued and outstanding no (000) Preferred Shares and six hundred ninety-seven (697) Common Shares, referred to herein as the "Shares," all of which are issued to and owned by Seller, and

         WHEREAS, said Shares are the only issued and outstanding capital stock of the Company; and

         WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of the Shares owned by Seller on the terms and subject to the conditions set forth herein.

         NOW THEREFORE, IT IS AGREED AS FOLLOWS:

         SECTION 1.0. PURCHASE OF SHARES.

         1.1 PURCHASE OF SHARES. Subject to the terms and conditions set forth herein, at the Closing (as defined below) Seller will sell all of the Shares to Buyer and Buyer will purchase all of the Shares, said Shares constituting one hundred percent (100%) of all of the issued and outstanding capital stock of the Company as of the Closing.

         1.2 PURCHASE PRICE. Buyer will pay to Seller the sum of US$9,000,000 ("Purchase Price"), in the form of cash or cash equivalent, allocated as provided in Section 1.4, infra.

         1.3 ADJUSTMENTS TO PURCHASE PRICE. Within a reasonable period of time after Closing, the parties will reasonably agree on Closing Financial Statements (hereinafter defined). The Purchase Price will be reduced, dollar-for-dollar, to the extent that Net Worth as represented in the Closing Financial Statements is less than $3,531,747.30, as represented in June 1997 Financial Statements (hereinafter defined).

         1.4 PAYMENT OF PURCHASE PRICE. The Purchase Price will be paid at Closing, allocable as follows:

                  (i) the sum of US$8,125,000 in consideration of the Stock; and

                  (ii) the sum of US$875,000 in consideration of a certain Noncompetition Agreement to be executed and delivered at Closing.


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Section 2.0. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER. As a
material inducement to Buyer to enter into this Agreement and to purchase the Shares, Seller and the Company, jointly and severally, represent and warrant that:

         2.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly incorporated and validly existing under the laws of Oregon, and the Company is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted. The copies of the Company's charter documents and bylaws have been furnished to Buyers counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

         2.2 CAPITAL STOCK AND RELATED MATTERS. The authorized capital stock and issued and outstanding stock of the Company are as set forth in the first and second recitals respectively, above. All of the Shares are owned, beneficially and of record, by Seller and no other stock of the Company is issued and outstanding. The Company does not have outstanding and has not agreed, orally or in writing, to issue any stock or securities convertible or exchangeable for any shares of its stock, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire its stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its stock. The Company has not violated any applicable securities laws or regulations in connection with the offer or sale of its securities other than violations that have been, or will before the Closing have been, corrected by post-issuance filings. All of the outstanding shares of the Company's capital stock are validly issued, fully paid, and nonassessable. Seller has, and upon purchase thereof, pursuant to the terms of this Agreement Buyer will have, good and marketable title to the shares, free and clear of all security interests, liens, encumbrances, or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws. Assuming that the representations in Section 3.6 are true and correct, neither Seller nor the Company have violated or will violate any applicable securities laws in connection with the offer or sale of the Shares to Buyer hereunder.

         2.3 SUBSIDIARIES. Except as set forth in SCHEDULE 2.3, the Company does not own or hold any rights to acquire any shares of stock or any other security or interest in any other corporation or entity.

         2.4      CONDUCT OF BUSINESS; LIABILITIES. Except as set forth in
SCHEDULE 2.4, the Company is not in default under, and no condition exists that with notice or lapse of time would constitute a default of the Company under (i) any mortgage, loan agreement, evidence of indebtedness, or other instrument evidencing borrowed money to which the Company is a party or by which the Company or the properties of the Company are bound or (ii) any judgment, order, or injunction of any court, arbitrator, or governmental agency that would reasonably be expected to affect materially and adversely the business, financial condition, or results of operations of the Company taken as a whole.



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         2.5      FINANCIAL STATEMENTS. The unaudited (but independent CPA
reviewed) 1995/1996 balance sheet, income statement and cash flow statement of the Company as of December 31, 1996, in the form attached to this Agreement as
EXHIBIT 2.5(A) (collectively the "1995/1996 Financial Statements"), fairly present the financial position of the Company as at December 31, 1996, and have been prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner consistent with prior financial statements of the Company. The unaudited and unreviewed balance and income statement of the Company as at June 30, 1997, and for the month then ended, in the form attached hereto as EXHIBIT 2.5(B) ("June, 1997 Financial Statements"), fairly present the financial position of the Company as at June 30, 1997 and the results of operations for the one month then ended and have been prepared in accordance with generally accepted accounting principles consistently applied and in a manner substantially consistent with the 1995/1996 Financial Statements, except for differences resulting from normally occurring audit adjustments, including, but not limited to, income tax and tax accrual adjustments, or as noted in the June, 1997 Financial Statements or the notes thereto. Except as contemplated by or permitted under this Agreement, there are no adjustments that would be required on review of the June, 1997 Financial Statements that would, individually or in the aggregate, have a material negative effect upon the Company's reported financial condition.

         2.6 NO UNDISCLOSED LIABILITIES. Except for (i) trade liabilities and trade obligations incurred in the ordinary course of business since June 30, 1997 ("Statement Date"), and (ii) liabilities or obligations described in
SCHEDULE 2.6, neither the Company nor any of the property of the Company is subject to any material liability or obligation that was required to be included or adequately reserved against in the June, 1997 Financial Statements or described in the notes thereto and was not so included, reserved against, or described. Neither the Company nor Seller has any knowledge of any basis for any liability of Company, contingent or otherwise, not reflected in the June, 1997 financial Statements or described in the notes thereto.

         2.7 ABSENCE OF CERTAIN CHANGES. Except as contemplated or permitted by this Agreement or as described in SCHEDULE 2.7, since the Statement Date there has not been:

                  2.7.1 Any material adverse change in the business, financial condition, operations, or assets of the Company;

                  2.7.2 Any damage, destruction, or loss, whether covered by insurance or not materially adversely affecting the properties or business of the Company;

                  2.7.3 Any sale or transfer by the Company of any tangible or intangible asset other than in the ordinary course or business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and contract rights of customers in inventory;

                  2.7.4 Any declaration, setting aside, or payment of a distribution in respect of or the redemption or other repurchase by the Company of any stock of the Company;




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                  2.7.5    Any material transaction not in the ordinary course
of business of the Company;

                  2.7.6 The lapse of any material trademark, assumed name, trade name, service mark, copyright, or license or any application with respect to the foregoing;

                  2.7.7 The grant of any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing, or other plan) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice;

                  2.7.8 The discharge or satisfaction of any material lien or encumbrance or the payment of any material liability other than current liabilities in the ordinary course of business;

                  2.7.9 The making of any material loan, advance, or guaranty to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

                  2.7.10   An agreement to do any of the foregoing.

         2.8 TITLE AND RELATED MATTERS. Except as set forth in SCHEDULE 2.8, the Company has good and marketable title to all of its property, real and personal, and other assets included in the June, 1997 Financial Statements (except properties and assets sold or otherwise disposed of subsequent to the Statement Date in the ordinary course of business or as contemplated in this Agreement), free and clear of all security interests, mortgages, liens, pledges, charges, claims, or encumbrances of any kind or character, except (i) statutory liens for property taxes not yet delinquent or payable subsequent to the date of this Agreement and statutory or common law liens securing the payment or performance of any obligation of the Company, the payment or performance of which is not delinquent, or that is payable without interest or penalty subsequent to the date on which this representation is given, or the validity of which is being contested in good faith by the Company, (ii) the rights of customers of the Company with respect to inventory under orders or contracts entered into by the Company in the ordinary course of business; (iii) claims, easements, liens, and other encumbrances of record pursuant to filings under real property recording statutes; and (iv) as described in the Unaudited Statements or the notes thereto.

         2.9 LITIGATION. Except as set forth in SCHEDULE 2.9, there are no material actions, suits, proceedings, orders, investigations, or claims pending or, to the best of Seller's and the Company's knowledge, overtly threatened against the Company or any property of either, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of Seller's and the Company's knowledge, any governmental investigations or inquiries; and, to the best knowledge of Seller's and the directors and responsible officers of the Company, there is no basis for any of the foregoing.



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         2.10     TAX MATTERS. Except as set forth on SCHEDULE 2.10, (i) the
Company has prepared in a substantially correct manner and has filed all federal, provincial, local, and foreign tax returns and reports heretofore required to be filed by them and have paid all taxes shown as due thereon; and
(ii) no taxing authority has asserted any deficiency in the payment of any tax or informed the Company that it intends to assert any such deficiency or to make any audit or other investigation of the Company for the purpose of determining whether such a deficiency should be asserted against the Company.

         2.11 COMPLIANCE WITH LAWS. To the best of Seller's knowledge, the Company is, in the conduct of its business, in compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to them, the enforcement of which, if the Company were not in compliance therewith, would have a materially adverse effect on the business of the Company, taken as a whole. Neither Seller nor the Company has received any notice of any asserted present or past failure by the Company to comply with such laws, statutes, ordinances, regulations, orders, judgments, or decrees.

         2.12 NO BROKERS. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the purchase based on any arrangement or agreement binding upon any of the parties hereto.

         2.13 INSURANCE. SCHEDULE 2.13 contains a list of each insurance policy maintained by the Company with respect to its properties, assets, and businesses, and each such policy is in full force and effect. The Company is not in material default with respect to its obligations under any such policy maintained by it. Neither Seller nor the Company has been notified of the cancellation of any of the insurance policies listed on SCHEDULE 2.13 or of any material increase in the premiums to be charged for such insurance policies.

         2.14     EMPLOYEES AND LABOR RELATIONS MATTERS. Except as set forth in
SCHEDULE 2.14 or as provided in this Agreement:

                  2.14.1 Neither Seller nor the Company is aware that any executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company,

                  2.14.2 To the best of Seller's knowledge, the Company has complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, nondiscrimination, and the payment of employment and employee related taxes and other taxes;

                  2.14.3 There is no unfair labor practice charge, complaint, or other action against the Company pending or, to Seller's and the Company's best knowledge, threatened, and the Company is not subject to any order to bargain by the government;

                  2.14.4 To Seller's and the Company's best knowledge, there is no movement among employees to organize, or gain union representation for, Company's employees;



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                  2.14.5   No grievance that might have a material adverse
effect on the Company and no arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best knowledge of Seller and the directors and responsible officers of the Company, no basis exists for any such grievance or arbitration proceeding; and

                  2.14.6 To the best knowledge of Seller and the directors and responsible officers of the Company, no employee of the Company is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting, or similar agreements with persons other than the Company relating to the present business activities of the Company except as disclosed in item 8 of Exhibit 2.18 hereto.

         2.15 DISCLOSURE. To the best knowledge of Seller, neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to Buyer by or on behalf of the Company or Seller with respect to this purchase contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. Neither Seller nor any responsible officer or director has intentionally concealed any fact known by such person to have a material adverse effect upon the Company's existing or expected financial condition, operating results, assets, customer relations, employee relations, or business prospects taken as a whole.

         2.16 POWER OF ATTORNEY. Except as set forth in SCHEDULE 2.16, no material power of attorney or similar authorization given by the Company is presently in effect.

         2.17 ACCOUNTS RECEIVABLE. To the best of Seller's and Company's knowledge, all accounts receivable of the Company reflected in the June, 1997 Financial Statements represent bona fide sales actually made, and collectible, in the ordinary course of business.

         2.18 AGREEMENTS AND COMMITMENTS. SCHEDULE 2.18 contains a complete and accurate list of each agreement, contract, instrument, and commitment (including license agreements) to which the Company is a party that provides for payments in excess of $10,000 per year or whose term is in excess of one year and is not cancelable upon thirty (30) or fewer days' notice without any liability, penalty, or premium, other than a nominal cancellation fee or charge ("Third Party Agreements"). Except as otherwise set forth in SCHEDULE 2.18,

                  2.18.1 The Company has no collective bargaining or union contracts agreement in effect or being negotiated;

                  2.18.2 There is no labor strike, dispute, request for representation, slowdown, or stoppage pending or, to Seller's and the Company's best knowledge, threatened against the Company;

                  2.18.3 The Company is not in material default under any Third Party Agreements, nor, to Seller's and the Company's best knowledge, does there exist any event that,




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with notice or the passage of time or both, would constitute a material default or event of default by the Company under any Third Party Agreements;

                  2.18.4 There is no pension or benefit fund which is less than fully funded as required by government regulation and all applicable plan provisions; and,

                  2.18.5 No third party consent is required in connection with the sale of the Shares by Seller to Buyer.

         2.19 PERSONAL PROPERTY. Without material exception, SCHEDULE 2.19 contains lists of all tangible personal property and assets owned or held by the Company and used or useful in the conduct of the business of the Company. Except as set forth in SCHEDULE 2.19, the Company owns and has good title to such properties and none of such properties is subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance (except for liens for current taxes, assessments, charges, or other governmental levies not yet due and payable). The Company has delivered to Buyer copies of all leases and other agreements relating to property described in SCHEDULE 2.19 (including any and all amendments and other modifications to such leases and other agreements) all of which are valid and binding, and the Company is not in material default under any such leases or agreements. Except as set forth in
SCHEDULE 2.19 and to the best of Seller's knowledge, all material properties listed therein are in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for immediate use in the conduct of the Business and operations of the Company. To the best of Seller's knowledge, all such tangible personal property is in compliance in all material respects with all applicable statutes, ordinances, rules, and regulations. The properties listed in SCHEDULE 2.19 include substantially all such properties necessary to conduct the business and operations of the Company as now conducted.

         2.20 REAL PROPERTY. SCHEDULE 2.20 contains a list of all real property currently owned or leased by the Company and used or useful in the conduct of the business operations of the Company. Except as set forth in
SCHEDULE 2.20, the Company has good and marketable fee simple title, insurable at standard rates, to all of the real property listed as owned in SCHEDULE 2.20 free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except liens for real estate taxes, assessments, charges, or other governmental levies not yet due and payable and except for easements, rights of way, and restrictions of record. Seller has delivered to Buyer copies of all leases listed in SCHEDULE 2.20 (including any and all amendments and other modifications of such leases), which leases are valid and binding. To the best of Seller's knowledge, the Company is not in material default under any such leases. To the best of Seller's knowledge, all property listed in SCHEDULE 2.20 (including improvements thereon) is in satisfactory condition and repair consistent with its present use and is available for immediate use in the conduct of the business of the company. Except as set forth in SCHEDULE 2.20 and to the best of Seller's knowledge, none of the property listed in SCHEDULE 2.20 or subject to leases listed in SCHEDULE 2.20 violates in any material respect any applicable building, zoning or environmental code or regulation of any governmental authority having jurisdiction. The



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property and leases described in SCHEDULE 2.20 include all such property or property interests necessary to conduct the business and operations of the Company as they are presently conducted.

         2.21 PERSONNEL. SCHEDULE 2.21 sets forth a true and complete list of:

                  2.21.1. The names, title, and current salaries of all officers of the Company;

                  2.21.2   The names of all directors of the Company;

                  2.213 The wage rates (or ranges, if applicable) for each class of exempt and nonexempt, salaried and hourly employees of the Company;

                  2.21.4 All scheduled or contemplated increases in compensation or bonuses; and

                  2.21.5 All scheduled or contemplated employee promotions, demotions, hirings, firings or disciplining.

         2.22 PATENTS, TRADEMARKS, TRADE NAMES, ETC. SCHEDULE 2.22 contains an accurate and complete list of all patents, trademarks, tradenames, service marks, and copyrights, and all applications therefor, presently owned or held subject to license by the Company and, to the Company's best knowledge, the use thereof by the Company does not materially infringe on any, patents, trademarks, or copyrights or any other rights of any person. To Seller's and the Company's best knowledge, the Company has not operated and is not operating its business in a manner that infringes the proprietary rights of any other person in any patents, trademarks, trade names, service marks, copyrights, or confidential information. Except as set forth in SCHEDULE 2.22, the Company has not received any written notice of any infringement or unlawful use of such property.

         2.23 BENEFIT PLANS AND RELATED MATTERS. SCHEDULE 2.23 sets forth a description of all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" existing on the date hereof that are or have been maintained or contributed to by the Company. Except as listed on SCHEDULE 2.23, the Company does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of the Company, whether pursuant to contract, arrangement, custom or informal understanding, for which the Company may have any ongoing material liability after Closing. The Company does not maintain nor has it ever contributed to any Multiemployer Plan. There have been no unlawful transactions or actions with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan maintained by the Company as to which the Company has been party. As to any employee pension benefit plan listed on SCHEDULE 2.23, there have been no events required to be reported to the government.





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         2.24     ENVIRONMENTAL MATTERS. To the best of Company's and Seller's knowledge, there exist no environmental conditions upon any real property described in Schedule 2.20 which violate any local, state or federal government, environmental or health code, ordinance, statute, order, notice or law; nor is there any environmental condition which requires that notice be given to any government entity pursuant to any such local, state or code, ordinance, statute, order, notice or law.

         2.25 REPRESENTATIONS TRUE, ACCURATE AND COMPLETE. All representations and warranties made herein by Company and Seller are true, accurate and complete in all material respects. Each of Company and Seller agrees to notify Purchaser immediately in writing in the event it/he learns any information required to make all representations and warranties of Company and Seller herein true, accurate and complete in all material respects at all times subsequent hereto.

         SECTION 3.0. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Seller to enter into this Agreement and to sell the Shares, Buyer hereby represents and warrants to Seller as follows:

         3.1 ORGANIZATION; POWER. Buyer is a corporation duly incorporated and validly existing under the laws of Delaware, and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         3.2 AUTHORIZATION; CONSENTS. The execution, delivery, and performance by Buyer of this Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly and validly authorized by all necessary corporate action of Buyer, and this Agreement and each such other agreement, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors' rights generally and judicial limits on equitable remedies. Buyer is required to obtain the written consent of its secured institutional lenders in connection with the acquisition of the Shares.

         3.3 NO CONFLICT WITH OTHER INSTRUMENTS OR AGREEMENTS. The execution, delivery, and performance by Buyer of this Agreement and all other agreements contemplated hereby to which Buyer is a party will not result in a breach or violation of, or constitute a default under, its Articles of Incorporation or Bylaws or any material agreement to which Buyer is a party or by which Buyer is bound.

         3.4      GOVERNMENTAL AUTHORITIES. Except as set forth in SCHEDULE 3.4,
(i) Buyer is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by buyer of this Agreement and the consummation of the purchase and
(ii) no consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by Buyer or any affiliate in connection with Buyer's execution, delivery, and performance of this Agreement and the consummation of this purchase.




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         3.5      LITIGATION. There are no actions, suits, proceedings, or
governmental investigations or inquiries pending or, to the knowledge of Buyer, threatened against Buyer or its properties, assets, operations, or businesses that might delay, prevent, or hinder the consummation of this purchase.

         3.6      INVESTMENT REPRESENTATIONS

                  3.6.1 Buyer is acquiring the Shares for its own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Shares.

                  3.6.2 During the course of the negotiation of this Agreement, Buyer has reviewed all information provided to it by the Company and has had the opportunity to ask questions of and receive answers from representatives of the Company concerning the Company, the securities offered and sold hereby, and this purchase, and to obtain certain additional information requested by Buyer.

                  3.63 Buyer understands that no public market now exists for the Shares and that it is uncertain that a public market will ever exist for the Shares.

         3.7 BROKERAGE. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with this purchase based on any arrangement or agreement entered into by Buyer and binding upon any of the parties hereto.

         SECTION 4.0. CONDUCT OF THE COMPANY'S BUSINESS PENDING THE CLOSING. From the date hereof until the Closing, and except as otherwise consented to or approved by Buyer, Seller and the Company covenant and agree with Buyer as follows:

         4.1 REGULAR COURSE OF BUSINESS. The Company will operate its business in accordance with the reasonable judgment of its management diligently and in good faith, consistent with past management practices, and the Company will continue to use its reasonable efforts to keep available the services of present officers and employees (other than planned retirements) and to preserve its present relationships with persons having business dealings with it. The Company will not conduct any transactions outside the ordinary course of business without the prior written consent of Purchaser.

         4.2 DISTRIBUTIONS. The Company will not declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock. Nor will the Company repurchase any of its capital stock.

         4.3 CAPITAL CHANGES. The Company will not issue any shares of its stock, or issue or sell any securities convertible into, or exchangeable for, or options, warrants to purchase, or rights to subscribe to, any shares of its stock or subdivide or in any way reclassify any shares of its capital stock, or repurchase reacquire, cancel, or redeem any such shares.




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         4.4      ASSETS. The assets, property, and rights now owned by the
Company will be used, preserved, and maintained, as far as practicable, in the ordinary course of business, to the same extent and in the same condition as said assets, property, and rights are on the date of this Agreement, and no unusual or novel methods of manufacture, purchase, sale, management, or operation of said properties or business or accumulation or valuation of inventory will be made or instituted. Without the prior consent of Buyer, the Company will not encumber any of its assets or make any commitments relating to such assets, property, or business, except in the ordinary course of its business.

         4.5 INSURANCE. The Company will keep or cause to be kept in effect and undiminished the insurance now in effect on its various properties and assets, and will purchase such additional insurance, at Buyer's cost, as Buyer may request.

         4.6 EMPLOYEES. The Company will not grant to any employee any promotion, any increase in compensation, or any bonus or other award other than promotions, increases, or awards that are regularly scheduled in the ordinary course of business or contemplated on the date of this Agreement or that are, in the reasonable judgment of management of the Company, in the Company's best interest.

         4.7 NO VIOLATION. The Company will comply in all material respects with all statutes, laws, ordinances, rules, and regulations applicable to it in the ordinary course of business.

         4.8 PUBLIC ANNOUNCEMENTS. No press release or other announcement to the employees, customers, or suppliers of the Company related to this Agreement or this purchase will be issued without the joint approval of the parties, unless required by law, in which case Buyer and Seller will consult with each other regarding the announcement.

         SECTION 5.0. COVENANTS OF THE COMPANY AND SELLER. Company and Seller covenant and agree with Buyer as follows:

         5.1 SATISFACTION OF CONDITIONS. The Company will use reasonable efforts to obtain as promptly as practicable the satisfaction of the conditions to Closing set forth in Section 7 and any necessary consents or waivers under or amendments to agreements by which the Company is bound.

         5.2 SUPPLEMENTS TO SCHEDULES. From time to time prior to the Closing, Seller and the Company will promptly supplement or amend the schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any schedule and will promptly notify Buyer of any breach by either of them that either of them discovers of any representation, warranty, or covenant contained in this Agreement. No supplement or amendment of any schedule made pursuant to this section will be deemed to cure any breach of any representation of or warranty made in this Agreement unless Buyer specifically agrees thereto in writing; provided, however, that if this purchase is closed, Buyer will be deemed to have waived its rights with respect to any breach of a representation, warranty, or covenant or an supplement to any schedule of which it shall have been notified pursuant to this Section 5.2.

         5.3      NO SOLICITATION. Until the Closing or termination pursuant to
Section 10 of this Agreement, neither Seller nor the Company, nor any of their respective directors, officers, employees, or agents shall, directly or indirectly, encourage, solicit, initiate, or enter into any discussions or negotiations concerning any disposition of any of the capital stock or all or substantially all of the assets of the Company (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning the Company to any party in connection with any transaction involving the acquisition of the capital stock or assets of the Company by any person other than Buyer. Seller or the Company will promptly inform Buyer of any inquiry (including the terms thereof and the person making such inquiry) received by any responsible officer or director of the Company or Seller after the date hereof and believed by such person to be a bona fide, serious inquiry relating to any such proposal.

         5.4 ACTION AFTER THE CLOSING. Upon the reasonable request of any party hereto after the Closing, any other party will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to this purchase. These include, by way of illustration and not by way of limitation, the following:

                  5.4.1 Various conditions relating to filing, payment, and collecting of refunds relating to taxes;

                  5.4.2 Provisions relating to delivery of Corporate books and records; and

                  5.43 Provisions relating to treatment of confidential proprietary information obtained in the acquisition process.

         5.5 INDEMNIFICATION. Seller shall satisfy, indemnify, hold harmless and defend Company and Buyer from and against any and all liabilities, claims, costs, actions or expenses, including reasonable attorneys' fees, accrued, in connection with or arising out of:

                  5.5.1 any condition existing, or liability, action or event occurring, prior to the Closing Date to the extent that such liability, condition, action or event has not been disclosed in this Agreement or in any of the exhibits hereto;

                  5.5.2 any breach by Seller of any covenant to be performed by Seller pursuant to this Agreement;

                  5.5.3 any misrepresentation made by Seller or Company in this Agreement;

                  5.5.4 any violation of any environmental and/or tax code, ordinance, regulation or law, and/or of any provision of state or federal law dealing with employment benefits or unlawful discrimination, existing, accruing, occurring or arising prior to the Closing Date, including without limitation, costs, fines, penalties, interest assessments and expenses relating to remediation and bringing company into full compliance with such governmental requirements;

                  5.5.5 the termination of employment of any employees by Company with cause within three (3) months after the Closing, including without limitation, the incurring of costs and expenses, and the providing of previously unfunded or unaccrued benefits, relating to employment severance and/or redundancy; and

                  5.5.6 The liabilities identified in sections 5.5.1 through 5.5.5, above, shall be the "Indemnified Liabilities."

         5.6 ACTIONS OF COMPANY AND SELLER. Neither Company nor Seller shall take any actions subsequent to the date hereof, the effect of which would be to make untrue, inaccurate or incomplete any of the warranties or representations of Company or Seller herein made.

         SECTION 6.0.  COVENANTS OF BUYER.

         Buyer will use its best efforts to cause the conditions set forth in
Section 8 to be satisfied.

         SECTION 7.0. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. Each and every obligation of Buyer under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. Each of the representations and warranties made by the Company herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; Seller and tile Company will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing; and Buyer will have received, at the Closing, a certificate of the Company and Seller, signed by the President and the Chief Financial Officer of the Company and Seller, stating that each of the representations and warranties made by the Company herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Seller and the Company have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing.

         7.2 LITIGATION. No material action, suit, or proceeding before any court, governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against Seller, the Company, or Buyer or any of their affiliates, associates, officers, or directors, seeking to restrain, prevent, or change this purchase, questioning the validity or legality of this purchase, or seeking damages in connection with this purchase.

         7.3 LEGAL OPINION. Buyer will have received an opinion of Miller, Nash, Wiener, Hager & Carlsen of Portland, Oregon, in form and content reasonably acceptable to Buyer and its legal counsel.

         7.4 MATERIAL CHANGE. From the date of this Agreement to the Closing, the Company shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to any exhibit or schedule to this Agreement) in its business prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise), or operations.

         7.5      CORPORATE ACTION. Seller will have furnished to Buyer:

                  7.5.1 The corporate charter and all amendments thereto and restatements thereof of the Company certified by the official having custody over corporate records in the jurisdiction of incorporation of the corporation in question;

                  7.5.2 The current bylaws and minutes of all meetings and consents of shareholders and directors of the Company;

                  7.5.3 Each certificate of qualification to do business as a foreign corporation of the Company;

                  7.5.4    All stock transaction records of the Company, and

                  7.5.5 A certificate of the Secretary or Assistant Secretary of the Company as to the accuracy, currency, and completeness of each of the above documents, the incumbency and signatures of officers of the Company, the absence of any amendment to the charter documents of the Company, and the absence of any proceeding for dissolution or liquidation of the Company.

         SECTION 8.0. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND SELLER. Each and every obligation of Seller and the Company under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. Each of the representations and warranties made by Buyer herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; Buyer will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and Seller will have received, at the Closing, a certificate of Buyer, signed by the President and the Chief Financial Officer of Buyer, stating that each of the representations and warranties made by Buyer herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Buyer has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

         8.2 NO PROCEEDING OR LITIGATION. No action, suit, or proceeding before any court (other than suits seeking monetary damages only and in the aggregate sum of less than $10,000) and any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against Seller, the Company, or Buyer or any of their affiliates, associates, officers, or directors, seeking to restrain, prevent, or change this purchase, questioning the validity or legality of this purchase, or seeking damages in connection with this purchase.

         8.3 CORPORATE ACTION. Buyer will have furnished to Seller a copy, certified by the Secretary of an Assistant Secretary of Buyer, of the resolutions of Buyer authorizing the execution, delivery, and performance of this Agreement.

         8.4      LEGAL OPINION. Seller will have received an opinion of David
P. Witman, Wellesley Law Associates of Wellesley, Massachusetts, in form and content reasonably acceptable to Seller and his legal counsel.

         SECTION 9.0.  CLOSING.

         9.1 TIME, PLACE, AND MANNER OF CLOSING. Unless this Agreement has been terminated and this purchase has been abandoned pursuant to the provisions of Section 10, the closing ("Closing") will be held at the offices of Company at Portland, Oregon, or such other place as the parties may agree, as soon as practicable after the satisfaction of the various conditions precedent to the Closing set forth herein. At the Closing the parties to this Agreement will exchange certificates, and other instruments and documents in order to determine whether the terms and conditions of this Agreement have been satisfied. Upon the determination of each party that its conditions to consummate this purchase have been satisfied or waived, Seller shall deliver to Buyer the certificate(s) evidencing the Shares, duly endorsed for transfer, and Buyer shall deliver to Seller that portion of the Purchase Price required to be delivered at the Closing. After the Closing, Seller will execute, deliver, and acknowledge all such further instruments of transfer and conveyance and will perform all such other acts as Buyer may reasonably request to effectively transfer the Shares.

         9.2 CONSUMMATION OF CLOSING. All acts, deliveries, and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred. The time of the Closing has been scheduled to correspond with the close of business at the principal office of the Company and, regardless of when the last act, delivery, or confirmation of the Closing shall take place, the transfer of the Shares shall be deemed to occur as of the close of business at the principal office of the Company on the date of the Closing.

         SECTION 10.0.  TERMINATION.

         10.1     TERMINATION FOR CAUSE. If, pursuant to the provisions of
Section 7 or 8 of this Agreement, Seller or Buyer is not obligated at the Closing to consummate this Agreement, then the party who is not so obligated may terminate this Agreement.

         10.2 TERMINATION WITHOUT CAUSE. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time without further obligation or liability on the part of any party in favor of any other by mutual consent of Buyer and Seller.

         10.3 TERMINATION PROCEDURE. Any party having the right to terminate this Agreement due to a failure of a condition precedent contained in Sections 7 or 8 hereto may terminate this Agreement by delivering to the other party written notice of termination, and thereupon, this Agreement will be terminated without obligation or liability of any party.

         SECTION 11.0.  MISCELLANEOUS PROVISIONS.

         11.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

         11.2     WAIVER OF COMPLIANCE; CONSENTS

                  11.2.1 Any failure of any party to comply with any obligation, covenant, agreement, or condition herein may be waived, but only in writing by the party entitled to the performance of such obligation, covenant, or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  11.2.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

         11.3 NOTICES. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

         If to Buyer,

                  Joseph L. Sylvia, President
                  Simonds Holding Company, Inc.
                  P.O. Box 500
                  Fitchburg, MA 01420 USA
         with a copy to:

                  David P. Witman, Esq.
                  Wellesley Law Associates
                  25 Walnut Street, 3d Floor
                  Wellesley, M 02181

or to such other person or address as Buyer furnishes to Seller pursuant to the above.

         If to Seller:

                  Mr. Fredric B. Andrianoff
                  c/o Armstrong Manufacturing Company
                  2135 N.W. 21st Avenue
                  P.O. Box 3008
                  Portland, OR 97208

         with a copy to:

                  Gerald Froebe, Esq.
                  Miller, Nash, Wiener, Hager & Carlsen
                  111 S.W. Fifth Avenue
                  Portland, OR 97204

or to such other person or address as Seller furnishes to Buyer pursuant to the above.

         Notices to the Company shall be care of Seller prior to the Closing Date and care of Buyer after the Closing Date.

         11.4 TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

         11.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

         11.6 AGREEMENT BINDING. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

         11.7 ATTORNEY FEES. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reimbursement of all related reasonable costs and expenses, as well as reasonable attorneys' fees to be fixed by the arbitrator, trial court, and/or appellate court, as the case may be.

         11.8 COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

         11.9 PRONOUNS AND PLURAL. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

         11.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon.

         11.11 ARBITRATION. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, three arbiters shall be selected in accordance with the guidelines of the American Arbitration Association, and such dispute, difference, or disagreement shall be settled by binding arbitration. Judgment upon the award rendered by the arbiter(s) may be entered in any court having jurisdiction thereof.

         11.12 PRESUMPTION. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

         11.13 FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

         11.14 PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

         11.15 SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.


Dated:  August 6, 1997

Simonds Holding Company, Inc.                Armstrong Manufacturing Co.
a Delaware corporation as Buyer              an Oregon corporation as Company



By:                                          By:
    ---------------------------                  ------------------------------
    Joseph L. Sylvia, President                  John F. Wilson, President



----------------------------------------------
Frederic B. Andrianoff, Individually as Seller

                            EXHIBIT & SCHEDULE LISTS


EXHIBIT           Description
-------           -----------

2.5(A)            Company 1995/1996 Financial Statements

2.5(B)            Company June 1997 Financial Statements

1.3               Company Closing Financial Statements



SCHEDULE          Description
--------          -----------

2.3               Subsidiaries

2.4 Exceptions to Section 2.4's representation of no default on other contracts

2.6               Omissions/Exceptions to Events in the Financial Statements

2.7               Material Adverse Changes Since Financial Statement Dates

2.8               Exceptions to Company's marketable title to its property

2.9 Exceptions to Section 2.9 representation of no lawsuits against Company

2.10 Exceptions to Section 2.10 representation of all taxes paid and reported

2.13              List of insurance policies

2.14 Exceptions to Section 2.14 representations regarding employees and labor matters

2.16 Exceptions to Section 2.16 representations regarding powers of attorney

2.18              List of Company's contracts

2.19              List of all personal property

2.20              List of all real property

2.21              Officer, director, & employee info

2.22              List of intellectual property

2.23 Description of all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans"

3.4 Exceptions to Section 3.4's representation regarding effects of the Agreement on other contracts, laws, etc.